Exhibit 17.1
Subsidiary Issuers of Registered Guaranteed Securities

Each of the following securities co-issued by AerCap Global Aviation Trust (“AerCap Trust”) and AerCap Ireland Capital Designated Company (“AICDC”), each a wholly owned subsidiary of Holdings, is jointly and severally and fully and unconditionally guaranteed by AerCap Holdings, N.V. (“Holdings”), AerCap Ireland Limited, AerCap Aviation Solutions B.V., ILFC and AerCap U.S. Global Aviation LLC:

a.$367.2 million 3.500% Senior Notes due 2022;
b.$500.0 million 4.625% Senior Notes due 2022;
c.$750.0 million 5.875% Senior Notes due 2022;
d.$500.0 million Floating Rate Senior Notes due 2023;
e.$600.0 million 3.300% Senior Notes due 2023;
f.$600.0 million 4.125% Senior Notes due 2023;
g.$1,250.0 million 4.500% Senior Notes due 2023;
h.$1,750.0 million 1.150% Senior Notes due 2023;
i.$750.0 million 2.875% Senior Notes due 2024;
j.$900.0 million 4.875% Senior Notes due 2024;
k.$900.0 million 3.150% Senior Notes due 2024;
l.$1,000.0 million 1.750% Senior Notes due 2024;
m.$3,250.0 million 1.650% Senior Notes due 2024;
n.$600.0 million 4.450% Senior Notes due 2025;
o.$800.0 million 3.500% Senior Notes due 2025;
p.$1,250.0 million 6.500% Senior Notes due 2025;
q.$500.0 million 4.450% Senior Notes due 2026;
r.$1,000.0 million 1.750% Senior Notes due 2026;
s.$3,750.0 million 2.450% Senior Notes due 2026;
t.$600.0 million 4.625% Senior Notes due 2027;
u.$1,000.0 million 3.650% Senior Notes due 2027;
v.$550.0 million 3.875% Senior Notes due 2028
w.$3,750.0 million 3.000% Senior Notes due 2028;
x.$4,000.0 million 3.300% Senior Notes due 2032;
y.$1,500.0 million 3.400% Senior Notes due 2033; and
z.$1,500.0 million 3.850% Senior Notes due 2041.

Each of the following securities issued by Holdings is jointly and severally and fully and unconditionally guaranteed by AerCap Trust, AICDC, AerCap Ireland Limited, AerCap Aviation Solutions B.V., ILFC and AerCap U.S. Global Aviation LLC:

a.$750.0 million 5.875% Fixed-Rate Junior Subordinated Notes due 2079.